Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2023, relating to the consolidated balance sheets of Tigo Energy, Inc. and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, convertible preferred stock and changes in stockholders’ deficit and cash flows for the years then ended, appearing in Registration Statement No. 333-269095 on Amendment No. 3 to Form S-4. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

August 10, 2023